                                                                   EXHIBIT 10.22


                                 BAY MARCHAND 2
                            ASSET PURCHASE AGREEMENT





                                     Between

                              SHELL OFFSHORE INC.,
                 SHELL OIL & GAS INVESTMENT LIMITED PARTNERSHIP,
                    SHELL CONSOLIDATED ENERGY RESOURCES INC.,
                                       AND
                          SHELL FRONTIER OIL & GAS INC.
                           (COLLECTIVELY AS "SELLER")


                                       and


                              ENERGY PARTNERS, LTD.
                                       AND
                         UNION OIL COMPANY OF CALIFORNIA
                          (COLLECTIVELY AS "PURCHASER")





                               Dated June 23, 1998
                             Effective April 1, 1998

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SECTION 1 - DEFINITIONS/EXHIBITS..........................................    2
    1.1     Agreement.....................................................    2
    1.2     Affiliate.....................................................    3
    1.3     Exhibits......................................................    4
    1.4     Closing.......................................................    4
    1.5     Effective Time................................................    4
    1.6     Known/Knowledge...............................................    5
    1.7     Lease.........................................................    5
    1.8     MMS...........................................................    5
    1.9     Net Revenue Interest..........................................    6
    1.10    Leasehold Interests...........................................    6
    1.11    Oil & Gas Interests...........................................    6
    1.12    Operator......................................................    6
    1.13    Party.........................................................    7
    1.14    Working Interest..............................................    7

SECTION 2 - PURCHASE AND SALE.............................................    7
    2.1     Purchase and Sale of Assets...................................    7
            2.1.1     Lease(s)............................................    7
            2.1.2     Associated Interests................................    8
            2.1.3     Wells...............................................    8
            2.1.4     Platforms & Facilities..............................    8
            2.1.5     Easements...........................................    9
            2.1.6     Contract Rights.....................................    9
            2.1.7     Business Records....................................    9
    2.2     Excluded Assets...............................................   10
            2.2.1     Licensed Data.......................................   10
            2.2.2     Trade Accounts and Causes of Action.................   10
            2.2.3     Third Party Equipment...............................   11
            2.2.4     Other Excluded Assets...............................   11
    2.3     Assets Subject to Existing Agreements.........................   11
    2.4     Purchase Price................................................   13
    2.5     Additional Consideration......................................   14
    2.6     Title and Risk of Loss........................................   17
    2.7     Specific Performance..........................................   18

SECTION 3 - TITLE AND ENVIRONMENTAL.......................................   18
    3.1     Title Matters.................................................   18
    3.2     Physical Condition of the Assets..............................   18
    3.3     NORM..........................................................   19
    3.4     Availability of Data..........................................   20

SECTION 4 - CLOSING.......................................................   20
    4.1     Time..........................................................   20
    4.2     Closing.......................................................   21

    4.3     Post Closing Obligations......................................   23
            4.3.1   Recording & Filing....................................   23
            4.3.2   Change of Operator....................................   23
            4.3.3   Notices to Third Parties..............................   24
            4.3.4   Property Records......................................   24
            4.3.5   Use of Name...........................................   25
    4.4     Governmental Approvals........................................   26
    4.5     Operations After the Effective Time...........................   26

SECTION 5 - GENERAL REPRESENTATIONS AND WARRANTIES........................   28
    5.1     Reciprocal Representations and Warranties.....................   28
            (a)     Corporate Organization................................   28
            (b)     Requisite Approvals...................................   28
            (c)     Impediments to Consummation of Agreement..............   29
            (d)     Bankruptcy............................................   29
            (e)     MMS Approval..........................................   30
    5.2     SELLER's Representations & Warranties.........................   30
            (a)     Permits...............................................   30
            (b)     Compliance with Laws..................................   30
            (c)     Preferential Purchase Rights and Consents to
                    Assignment............................................   31
            (d)     Litigation............................................   31
            (e)     Taxes.................................................   31
            (f)     Leases and Wells......................................   32
            (g)     Marketing ............................................   32
            (h)     Contract Rights ......................................   33
            (i)     Environmental Matters ................................   34
    5.3     PURCHASER's Representations & Warranties .....................   37
            (a)     Receipt of Data ......................................   37
            (b)     Independent Evaluation ...............................   37
            (c)     No Securities Distribution ...........................   38
    5.4     Survival of Representations & Warranties .....................   39

SECTION 6 - ACCOUNTING FOR REVENUE & EXPENSES ............................   39
    6.1     Adjustments ..................................................   39
            6.1.1   Final Accounting .....................................   40
            6.1.2   Notice to Remitters of Proceeds ......................   43
    6.2     Allocation of Tax Liabilities ................................   43
    6.3     Purchaser's Representation ...................................   44

SECTION 7 - SELLER'S AND PURCHASER'S OBLIGATIONS .........................   44
    7.1     PURCHASER's Assumed Obligations ..............................   44
    7.2     Plugging and Abandonment of Wells, Removal of Facilities......   45

SECTION 8 - DISCLAIMER OF WARRANTY/INDEMNIFICATION .......................   46
    8.1     Sale "As Is" "Where Is" ......................................   46
    8.2     Disclaimer Regarding Oil & Gas Interests......................   48
    8.3     DISCLAIMER REGARDING INFORMATION .............................   50

    8.4     Indemnification...............................................   50
    8.5     Limitation of Liability ......................................   58

SECTION 9 - ADMINISTRATIVE PROVISIONS ....................................   58
    9.1     Expenses of Sale .............................................   58
    9.2     Third Party Rights ...........................................   59
    9.3     Further Actions ..............................................   59
    9.4     Assignment ...................................................   60
    9.5     Notices ......................................................   60
    9.6     Public Announcements .........................................   62
    9.7     Time Limits ..................................................   62
    9.8     Compliance with Laws & Regulations ...........................   63
    9.9     Applicable Law ...............................................   63
    9.10    Arbitration ..................................................   64
    9.11    Severance of Invalid Provisions ..............................   67
    9.12    Construction & Interpretation.................................   67
            9.12.1    Headings for Convenience ...........................   67
            9.12.2    Gender & Number ....................................   68
            9.12.3    Independent Representation .........................   68
    9.13    Integrated Agreement .........................................   68
    9.14    Binding Effect ...............................................   69
    9.15    Multiple Counterparts ........................................   70
    9.16    Fair Notice Disclosure Statement .............................   70
    9.17    Call on Production ...........................................   70

SCHEDULES

Schedule 2.1.3          Wells
Schedule 2.1.6          Contract Rights
Schedule 5.2(g)         Marketing
Schedule 5.2(h)         Contract Rights
Schedule 5.2(h)(a)
Schedule 5.2(i)         Environmental Matters

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is dated June 23, 1998, (but is effective as of the Effective Time) by and between SHELL OFFSHORE INC. ("SOI"), a Delaware corporation, having a post office address of P.O. Box 61933, New Orleans, Louisiana 70161, SHELL OIL & GAS INVESTMENT LIMITED PARTNERSHIP, a Delaware limited partnership, having an address of P.O. Box 61933, New Orleans, Louisiana 70161, SHELL CONSOLIDATED ENERGY RESOURCES INC., a Delaware corporation, having an address of P.O. Box 61933, New Orleans, Louisiana 70161, and SHELL FRONTIER OIL & GAS INC., A Delaware corporation, having an address of P.O. Box 61933, New Orleans, Louisiana 70161 (herein all four companies are collectively referred to as "SELLER"), and ENERGY PARTNERS, LTD. ("EPL"), a Delaware corporation, the address for which is 1100 Poydras Street, Suite 1850, New Orleans, Louisiana 70163-1850 and UNION OIL COMPANY OF CALIFORNIA ("UNION"), a California corporation, the address for which is 14141 Southwest Freeway, Sugar Land, Texas 77478 (herein both companies are collectively referred to as "PURCHASER"). For all purposes of this Agreement, including but not limited to ownership, liabilities, obligations, and indemnities assumed or conveyed hereunder, and rights, title and interests to be acquired hereunder, PURCHASER shall mean EPL in the proportion of Twenty Percent (20%) and Union in the proportion of Eighty Percent (80%). SELLER and PURCHASER (and each of their respective entities) are sometimes separately referred to as a "Party" and are sometimes collectively referred to as "Parties".

     WHEREAS, subject to the terms and conditions set forth in this Agreement, PURCHASER desires to purchase from SELLER, and SELLER desires to sell to PURCHASER, SELLER's interests in certain oil and gas properties located in the Outer Continental Shelf of the Gulf of Mexico.

     NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, PURCHASER and SELLER agree as follows:

                        SECTION 1 - DEFINITIONS/EXHIBITS

     The following terms as used in this Agreement shall have the definitions set forth below:

1.1 AGREEMENT: shall mean this "Asset Purchase Agreement," together with its attached Exhibits and the operative conveyances and Closing documents, all of which are incorporated into this Agreement for all purposes and as fully as if set forth in the text of this Agreement.

1.2    AFFILIATE: shall mean:

       (a) Any corporation, limited liability company or partnership (including a limited partnership), or other entity owned or controlled by a Party to this Agreement. Ownership or control by a Party is deemed to exist if a Party to this Agreement directly or indirectly owns or controls fifty percent (50%) or more of the outstanding stock of the corporation having the right to vote for directors of the corporation (or fifty percent (50%) or more of the interests of the partnership or other entity). The stock (or interests in a partnership or other entity) owned or controlled by a Party shall include all stock (or other interests) directly or indirectly owned or controlled by any other corporation, partnership or other entity owned or controlled by a Party to this Agreement; and

       (b) any "parent" corporation, partnership or other entity that directly or indirectly owns or controls fifty percent (50%) or more of the outstanding stock (or other interests) having the right to vote for directors of a Party to this Agreement, and also includes any "sister" corporation, partnership or other entity in which the parent corporation directly or indirectly owns or controls fifty percent (50%) of the voting stock (or other interests) in such sister corporation.

1.3 EXHIBITS: Attached hereto and forming an integral part of this Agreement are Exhibits "1" through "7" which are individually described as follows:

       Exhibit "1"      Description of Property

       Exhibit "2a-d"   Assignments

       Exhibit "2e"     Bill of Sale

       Exhibit "3"      Excluded Property

       Exhibit "4"      Financial Closing Document

       Exhibit "5"      Lease of Platform Space Agreement

       Exhibit "6"      Geophysical Data Non-Exclusive License Agreement

       Exhibit "7a-d"   Non-Foreign Affidavits

1.4 CLOSING: shall mean (i) the execution and delivery of the operative conveyances and other closing documents evidencing this transaction, and
       (ii) the payment of the Purchase Price to SELLER, and any other amounts to be paid at Closing pursuant to the terms of this Agreement.

1.5    EFFECTIVE TIME: shall mean April 1, 1998.

1.6 KNOWN/KNOWLEDGE: Whenever a statement regarding the existence (or absence) of any fact in this Agreement is qualified by a phrase such as "to such Party's Knowledge" or "Known to such Party," the Parties intend that the only information to be attributed to such Party is information actually known to (a) the person in the case of an individual or (b) in the case of a corporation (or other business entity), a current officer or employee who devotes attention to matters of such nature during the course of his employment by such corporation or its Affiliates. Unless otherwise specifically provided in this Agreement, no Party is represented or obligated to have undertaken a separate investigation in connection with the transaction contemplated in this Agreement to determine the existence (or absence) of any statement or representation qualified by a phrase such as "to such Party's knowledge" or "known to such Party."

l.7 LEASE: shall mean the oil and gas lease(s) (or portion(s) thereof) identified in Exhibit "1" attached hereto and the lands affected by each such Lease.

1.8 MMS: shall mean the U.S. Department of the Interior, Minerals Management Service, or any successor agency, and the records maintained at the New Orleans, La. Regional Office of that agency, or any successor agency.

1.9 NET REVENUE INTEREST: shall mean the aggregate fractional or percentage ownership of SELLER as of the Effective Time, of the right to receive hydrocarbon production (either in-kind or the share of proceeds from sales of hydrocarbon production) from the applicable Leases, after the deduction of all burdens upon a Lease such as the lessor's royalty on production (other than taxes) as that ownership is set out in Exhibit "1", subject to any exclusions noted in Exhibit "1."

1.10 LEASEHOLD INTERESTS: shall mean all of SELLER's right, title and interest in those certain Lease(s), including working interests, overriding royalty interests, and other oil and gas leasehold estates or interests, as set forth in Exhibit "1".

1.11 OIL & GAS INTERESTS: shall mean Leasehold Interests, together with SELLER's right, title and interest in the well(s), platforms, pipeline laterals and all related equipment, contract rights, assets, etc., all as described in Section 2.1 below.

1.12 OPERATOR: shall mean the person, designated or approved as Operator of the Oil & Gas Interests under the terms of the applicable joint operating agreement, if any, or by the appropriate governmental agency.

1.13 PARTY: shall mean any of the named SELLER and PURCHASER (and each of their respective entities).

1.14 WORKING INTEREST: shall mean the aggregate fractional or percentage record title interests and operating rights of SELLER in and to each Lease as of the Effective Time by virtue of which SELLER has the right to conduct the operations contemplated by a Lease and this Agreement.

                          SECTION 2 - PURCHASE AND SALE

2.1    PURCHASE AND SALE OF ASSETS: Except for the excluded assets listed in
       Section 2.2 below, upon Closing SELLER agrees to sell and PURCHASER agrees to purchase, for the consideration recited and upon the terms and conditions contained in this Agreement, the Oil & Gas Interests, including without limitation the following:

       2.1.1 LEASE(S): SELLER's record title interests (or operating rights), overriding royalty interests, and other mineral interests comprising the Working Interest and Net Revenue Interest in each Lease, or portion thereof, and other interests in oil and gas described in Exhibit "1" and all rights, privileges and obligations appurtenant to each Lease; and

       2.1.2 ASSOCIATED INTERESTS: SELLER's rights in any unit in, which a Lease is included, to the extent that these rights arise from and are associated with a Lease, including without limitation, all rights derived from any pooling order, operating agreement, communitization or other agreement or from any declaration or order of any governmental body; and

       2.1.3 WELLS: SELLER's right, title and interest in all oil, gas or condensate wellbore(s) (whether producing, not producing or abandoned), water source, water injection and other injection and disposal wells and systems located on a Lease (or lands pooled with a Lease); and

       2.1.4 PLATFORMS & FACILITIES: SELLER's right, title and interest in all platforms, facilities, pipelines, gathering systems, equipment, fixtures, inventory, spare parts, tools and other personal property located on a Lease or lands unitized therewith or acquired for use on a Lease (but excepting any excluded assets listed in Section 2.2 below); and

       2.l.5 EASEMENTS: SELLER's right, title and interest in all easements, rights of way, licenses, permits, including, but not limited to any and all EPA discharge permits, servitudes, surface leases and similar interests applicable or used in operating a Lease, wells, platforms or pipelines described above, to the extent assignable or transferable; and

       2.1.6 CONTRACT RIGHTS: SELLER's right, title and interest in the contracts and contractual rights, obligations and interests relating to any Lease, as identified on Schedule 2.1.6 hereto to the extent assignable or transferable; and

       2.1.7 BUSINESS RECORDS: All other tangibles, miscellaneous interests or other assets on or used in connection with a Lease, including without limitation, proprietary geophysical, seismic, geological, and geochemical data, photocopies of all (except originals of all well logs, geological, well and production data and engineering drawings, photographs and surveys,) the contents of the Data Room, as well as electronic digital transmittal of geological well, and production data, lease files, land files, well files, production records, accounting records, division order files, abstracts, title opinions and contract files, insofar as they exist and directly relate to the Oil & Gas Interests or lands unitized therewith (but excluding any internal valuations, price forecasts or interpretive data or documentation.

2.2 EXCLUDED ASSETS: The assets to be assigned and conveyed under this Agreement do not include (collectively, the "Excluded Assets");

       2.2.1 LICENSED DATA: Seismic, geophysical, geological or geochemical data licensed from third parties or subject to a confidentiality obligation in favor of a third party or any of SELLER's intellectual property, software, patents, trademarks, logos or service marks used in developing or operating a Lease; and

       2.2.2 TRADE ACCOUNTS AND CAUSES OF ACTION: Accounts and receivables or refunds, income or revenue, deposits, insurance or condemnation proceeds or awards, rights with respect to operations or claims and causes of action in favor of SELLER which are attributable to SELLER's ownership of the Oil & Gas Interests prior to the Effective Time, particularly such claims regarding the accounting for any SELLER's or Affiliate's overriding royalty interest(s); and

       2.2.3 THIRD PARTY EQUIPMENT: Any leased equipment for which PURCHASER does not specifically assume the lease or third party equipment and property that may be located on a Lease (including without limitation, contractor equipment, compression facilities, and oil spill response equipment), certain pipelines and applicable right-of-way grant(s), fixtures, and equipment which belong to third parties such as lessors, purchasers and transporters of hydrocarbons, and other pipelines and applicable right-of-way grant(s), belonging to Affiliates of SELLER; and

       2.2.4 OTHER EXCLUDED ASSETS: Those assets listed on Exhibit "3" hereof, entitled "Excluded Property".

2.3 ASSETS SUBJECT TO EXISTING AGREEMENTS: Unless specifically excepted or reserved, and to the extent that they are binding on SELLER, PURCHASER and SELLER agree that the sale of the Oil & Gas Interests will be made subject to (and PURCHASER upon Closing accepts the Oil & Gas Interests subject to) any and all reservations, exceptions, limitations, contracts, assignments, subleases, farmout agreements, calls on production as set forth in Paragraph 9.17, joint operating agreements, letter agreements, pooling or unitization agreements, easements, rights-of-way and all other agreements or instruments (i) which are of record with the MMS, or (ii) which have been made available to PURCHASER for its review prior to Closing, or (iii) which are listed on Schedule
       2.1.6 or (iv) are referred to in the contracts listed on Schedule 2.1.6. Upon Closing, PURCHASER further agrees to expressly assume SELLER's obligations and liabilities under the above-referenced contracts which are assigned to PURCHASER at Closing or after and are identified on
       Schedule 2.1.6 insofar as such obligations or liabilities relate to the Oil & Gas Interests and are attributable to the period of time after the Effective Time, and to execute any documents necessary to effectuate such assumption by PURCHASER.

       2.3.1 However, under no circumstance shall PURCHASER assume or be responsible for (i) contractual performance or nonperformance by SELLER due and owing prior to the Effective Time, (ii) underpayments or failure to pay royalties, overriding royalties, and other lease burdens due by SELLER on or under the Leases prior to the Effective Time, (iii) property damage sustained by third parties, or personal injury or death occurring prior to the Closing (other than those injuries or damages sustained by Purchaser's employees and/or contractors),
              (iv) any fines or penalties attributable to ownership or operations prior to the Closing; or (v) any accounting or payments due to third parties for hydrocarbon production (or the proceeds from the sale thereof) or transportation or processing, attributable to the period of time prior to the Effective Time, all of which shall remain the responsibility of SELLER.

2.4 PURCHASE PRICE: PURCHASER agrees that the total purchase price for the Oil & Gas Interests shall be Forty-five Million, Eight Hundred Thousand and no/hundredths ($45,800,000) Dollars (the "Purchase Price") payable at Closing and subject to adjustments as provided for in Section 6.0 hereof. The payment of the Purchase Price shall be made by electronic transfer of immediately available funds (EFT) to the credit of SELLER's bank accounts at Chase Manhattan Bank, as set forth below:

                                                                        Purchase
            Seller                 Account No.                           Price
            ------                 -----------                          --------
SOI                                322018773 Chase Manhattan            $   200,000
                                   Bank N.Y. a/k/a Chase MB
                                   -  ABA #021000128

Shell Frontier Oil & Gas Inc.      144815663 Chase New York             $10,300,000
                                   -  ABA #021000021

Shell Consolidated Energy          323060595 Chase Manhattan            $15,500,000
Resources Inc.                     Bank - ABA #021000021

Shell Oil & Gas                    6301222778500 Chase                  $19,800,000
Investment Limited                 Manhattan Bank Delaware -
Partnership                        ABA #031100267

       At and after Closing, the Purchase Price shall be subject to adjustment pursuant to Section 6.0.

2.5    ADDITIONAL CONSIDERATION:

       2.5.4 As additional consideration, PURCHASER shall assume SELLER's responsibility and liability for the proper plugging and abandonment of all wellbores and the removal of any platforms, facilities and pipelines located on each Lease including those wellbores identified on Schedule 2.1.3.

       2.5.2 In addition, except as provided in Section 2.5.3, PURCHASER assumes responsibility and liability for the following occurrences, events and activities on or related to the Leasehold Interests ("Environmental Obligations"), after the Effective Time; provided, however, that with regard to Sections 2.5.2(a), (b) and
              (c), PURCHASER assumes such Environmental Obligations, regardless of whether resulting from any acts or omissions of SELLER prior to the Effective Time or the condition of the Oil & Gas Interests when acquired;

              (a) Environmental pollution or contamination, including pollution or contamination of the soil, sea, groundwater or air by hydrocarbons, brine, NORM or otherwise;

              (b)    Underground injection activities and waste disposal onsite;

              (c) Clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface, sea floor, and subsurface pollution.

              (d) PURCHASER's failure to comply with applicable land use, surface disturbance, licensing or notification requirements;

              (e) PURCHASER's disposal on the Oil & Gas Interests of any hazardous substances, wastes, materials, and products generated by or used in connection with the ownership or operation of the Oil & Gas Interests after the Effective Time; and

              (f) PURCHASER's non-compliance with environmental or land use rules, regulations, demands, or orders of appropriate state or federal regulatory agencies.

       2.5.3 PURCHASER'S Environmental Obligations do not include the following, all of which shall remain the responsibility of SELLER:

              (a) Any civil or criminal fines or penalties that may be levied against SELLER or PURCHASER by any court or regulatory authority for any violation of any laws, rules or regulations in connection with the ownership or operation of the Oil & Gas Interests before the Effective Time;

              (b) Transportation and disposal offsite from the Oil & Gas Interests before the Effective Time of any hazardous substances, wastes, NORM, materials, and products generated by or used in connection with the ownership or operation of the Oil & Gas Interests before the Effective Time; and

              (c) Claims against PURCHASER by third parties, including governmental agencies and based upon laws, regulations, orders and/or rules enacted prior to Closing, resulting from the Environmental Obligations, which arose or accrued prior to the Closing and are asserted within eighteen (18) months of Closing and are attributable to the ownership or operation of the Oil & Gas Interests prior to the Closing. It is agreed and understood, moreover, that this exclusion and SELLER's indemnity obligations with respect to the same under this Agreement shall be limited only to Claims against PURCHASER and/or the Oil & Gas Interests by third parties, including governmental agencies.

       2.6 TITLE AND RISK OF LOSS: SELLER shall deliver possession of the Oil & Gas Interests to PURCHASER at the Closing. Title to and risk of loss with respect to the Oil & Gas Interests shall pass to PURCHASER as of the Closing.

       2.7 SPECIFIC PERFORMANCE: Each Party shall have the right of specific performance with respect to the obligations set forth in this Agreement.

                          SECTION 3 - TITLE AND ENVIRONMENTAL

       3.1 TITLE MATTERS: SELLER WILL CONVEY ALL OF ITS RIGHT, TITLE AND INTEREST IN AND TO THE OIL & GAS INTERESTS TO PURCHASER WITHOUT WARRANTY OF TITLE, EXPRESS, STATUTORY OR IMPLIED, except that SELLER will specially warrant and agree to defend title to the interests in the Oil & Gas Interests conveyed, as set forth in Exhibit "1", against any claims and demands of all persons claiming an interest (including an encumbrance) in the Oil & Gas Interests by, through and under SELLER, but not otherwise.

       3.2 PHYSICAL CONDITION OF THE ASSETS: PURCHASER acknowledges that the Oil & Gas Interests have been used by SELLER for oil and gas drilling and production operations and related oilfield operations and physical changes in the Oil & Gas Interests may have occurred as a result of such uses. In this regard, the Oil & Gas Interests may also contain unplugged (or improperly plugged) wellbores or buried pipelines or other equipment, whether or not of a similar nature, the locations of which may not now be known by SELLER or be readily apparent by a physical inspection of the property. PURCHASER and SELLER understand that neither SELLER nor PURCHASER has the requisite information with which to determine the exact condition of the Oil & Gas Interests nor the effect of any such use has had on the physical condition of the Oil & Gas Interests.

3.3 NORM: PURCHASER acknowledges that some oilfield production equipment comprising the Oil & Gas Interests may contain asbestos and/or naturally occurring radioactive material ("NORM"). In this regard, PURCHASER specifically acknowledges that NORM may affix or attach itself to the inside of wellbores, materials and equipment as scale or in other forms, and that wells, materials and equipment comprising the Oil & Gas Interests and being located on a Lease may contain NORM and that NORM containing materials may have been disposed of on a Lease. PURCHASER expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Oil & Gas Interests if and where they may be found, and that pursuant to, and subject to the terms of Section 2.5, PURCHASER assumes all of SELLER'S liability for or in connection with the assessment, remediation, removal, transportation or disposal of any such materials present on a Lease at or after the Effective Time in accordance with all requirements of governmental agencies.

3.4 AVAILABILITY OF DATA: SELLER represents that all historical file information of SELLER regarding hydrocarbon production and produced water that may have been spilled or disposed of on-site and the locations thereof, together with all underground injection and solid waste disposal sites have been made available to PURCHASER for inspection prior to the Closing except for interpretive or predictive reservoir data or information which would reasonably be considered confidential or proprietary. SELLER has not caused any environmental assessment of the Oil & Gas Interests to be performed or (except as noted above) attempted to determine the exact nature of the environmental condition of the Oil & Gas Interests for the purposes of this sale.

                               SECTION 4 - CLOSING

4.1 TIME: The Closing shall be held on or before June 23, 1998, (unless otherwise mutually delayed as provided in this Section), at the offices of SELLER at 701 Poydras Street, New Orleans, Louisiana. The time and place for Closing may be changed to an earlier or later time and place by mutual written agreement of the Parties, but any acceleration or delay in the Closing shall not change the Effective Time.

4.2      CLOSING: The following shall take place at Closing:

         (a) SELLER and PURCHASER shall execute and deliver the assignments and bill of sale on the forms which are attached as Exhibits "2a" through "2e", conveying the Oil & Gas Interests to PURCHASER.

         (b) PURCHASER shall pay to SELLER by wire transfer an amount equal to the Purchase Price ($45,800,000.00), subject to adjustments pursuant to Section 6.1 and the Financial Closing Document, which is attached hereto as Exhibit "4."

         (c) PURCHASER and SELLER shall execute and deliver the remaining exhibits, including the Lease of Platform Space Agreement, Exhibit "5" hereto; the Geophysical Data Non-Exclusive License Agreement, Exhibit "6" hereto; and the Non-Foreign Affidavits, which are attached hereto as Exhibit "7," and documents contemplated by the transaction described herein and any other agreements relative hereto deemed necessary or appropriate by the Parties.

         In addition, the Parties shall execute other appropriate instruments necessary to effect or support the transaction contemplated in this Agreement, including without limitation, any ratification or joinder documents consistent with the terms of this Agreement required to transfer any Contract Rights and any lease assignment forms, and Designations of Operator or other forms required by federal or state agencies to transfer operatorship of the Oil & Gas Interests to PURCHASER.

         Upon PURCHASER's completion of its Closing obligations, SELLER shall deliver to PURCHASER, exclusive possession of the Oil & Gas Interests as of the Closing. Notwithstanding any other provision of this Agreement, the failure of PURCHASER to deliver all of the Purchase Price, as adjusted as contemplated above, at Closing shall entitle SELLER to withhold all conveyancing documents until such time as it has received the full consideration for the conveyance. This right shall be in addition to all other rights and remedies that SELLER may have under this Agreement or at law or in equity.

         No agreement to be executed and delivered at the Closing, or action to be taken at the Closing, shall be effective until all such agreements have been executed and delivered or actions have been taken, and all such agreements and actions shall be deemed to be effective concurrently.

4.3 POST CLOSING OBLIGATIONS: Upon condition that the Closing shall have occurred, SELLER and PURCHASER agree to perform the following "post-Closing obligations":

         4.3.1 RECORDING & FILING: Within fifteen (15) days of Closing, PURCHASER shall (i) file or record the conveyancing documents in the appropriate governmental records and (ii) file for approval with the applicable governmental agencies all state and federal transfer and assignment documents for the Oil & Gas Interests. The recording Party shall provide a copy of same, including recording date, to the non-recording Party.

         4.3.2 CHANGE OF OPERATOR: Where SOI is the designated Operator of a Lease, PURCHASER shall promptly file all appropriate forms, declarations or bonds with federal and state governmental agencies relative to EPL's assumption of operations from SOI. EPL shall also take all actions necessary to qualify as a successor Operator to SOI under any applicable joint operating agreement (subject to the terms of any such operating agreement).

         4.3.3 NOTICES TO THIRD PARTIES: PURCHASER shall notify all lessors, royalty owners, operators, non-operators, purchasers of production and governmental agencies that PURCHASER has purchased the Oil & Gas Interests and has assumed liability for their continued operation from and after the Closing. PURCHASER and SELLER shall execute all transfer orders and division orders necessary to transfer payment of the proceeds from the sale of production from the Oil & Gas Interests as of the Effective Time to PURCHASER.

         4.3.4 PROPERTY RECORDS: Within thirty (30) days after Closing, SELLER shall deliver to PURCHASER legible photocopies (or as agreed to by the parties, original records) of the property, business, and accounting records in this Agreement (subject to the limitations contained in this Agreement). If SELLER retains any original records, PURCHASER shall have the right to review (and copy at PURCHASER'S expense) such original records during SELLER's normal business hours. PURCHASER shall retain any original records delivered, and SELLER shall retain any such original records not delivered to PURCHASER for a period of seven (7) years from the Effective Time. SELLER reserves the right to access (and copy at SELLER's expense) all original records delivered for a period of seven (7) years from the Effective Time (and PURCHASER agrees to grant SELLER access to the records during PURCHASER's normal business hours). In the event that SELLER or PURCHASER wishes to destroy any original books or records in its possession or in the possession of any of its Affiliates prior to such date, such party shall give not less than sixty (60) days notice to the other party and such other party shall have the right, at its own expense, during reasonable business hours, to remove such books and records and to keep possession of same. After the seventh anniversary of the Effective Time, each party will retain (and may destroy) such books and records in accordance with such party's customary record retention practices. If PURCHASER transfers any portion of Oil & Gas Interests, PURCHASER shall ensure that this records retention obligation shall continue as its Assignee's obligation.

         4.3.5 USE OF NAME: On or before ninety (90) days after Closing, PURCHASER will remove, or cause to be removed, from the platforms and facilities pertaining to the Oil & Gas Interests, the name, logo and service mark of SELLER and all variations and derivations thereof, and will not thereafter make use thereof.

4.4 GOVERNMENTAL APPROVALS: PURCHASER and SELLER shall execute and file all forms (and PURCHASER shall perform all acts) required by the MMS (and other appropriate governmental agencies) to transfer operatorship of the Oil & Gas Interests from SELLER to PURCHASER, as applicable, effective as of the Effective Time. The conveyances (along with any change in operatorship) involved in this transaction are subject to approval by the MMS (and possibly other governmental agencies).

4.5 OPERATIONS AFTER THE EFFECTIVE TIME: Because Closing occurs subsequent to the Effective Time, SELLER'S operation of the Oil & Gas Interests from the Effective Time to Closing has been for the account of PURCHASER. Further, SELLER agrees to assist in the operation of the Oil & Gas Interests for a period not to exceed thirty (30) days following the actual date of Closing, or such earlier date as is mutually agreed to by SELLER and PURCHASER. The date when SELLER ceases to assist in the operation of the Oil & Gas Interests shall be referred to hereafter as the "Termination Date".

         From Closing to the Termination Date, as an accommodation to PURCHASER, SELLER shall make good faith efforts to assist in the operation of the Oil & Gas Interests in the ordinary course of business and in material compliance with all applicable laws, ordinances, rules and regulations, orders, terms of permits and authorizations by any governmental body which may have jurisdiction over the Oil & Gas Interests. During this period SELLER shall endeavor to (i) assist PURCHASER in the training of personnel in the operations of the Oil & Gas Interests and (ii) make royalty payments due, and handle revenue accounting, on the Oil & Gas Interests for a period of 30 days subsequent to the date of Closing.

         Under no circumstances shall SELLER be liable to PURCHASER from Closing to the Termination Date, in the course of its endeavors under this Paragraph 4.5, other than and only to the extent of its willful misconduct.

         It is understood that SELLER shall not be obligated to provide any transportation for personnel and/or equipment to and from the Oil & Gas Interests. SELLER'S actual expenses from Closing to the Termination Date shall be paid for by PURCHASER and included in the Final Accounting.

               SECTION 5 - GENERAL REPRESENTATIONS AND WARRANTIES

5.1 RECIPROCAL REPRESENTATIONS AND WARRANTIES: SELLER and PURCHASER each represent and warrant to the other, that as of the date of this Agreement, as of the Effective Time and as of the Closing:

         (a) CORPORATE ORGANIZATION: The Party making the representation is a corporation or partnership validly existing and in good standing under the laws of its state of incorporation or formation and duly qualified with the MMS, with the power and authority to own property and assets such as the Oil & Gas Interests and to carry on its business as now being conducted.

         (b) REQUISITE APPROVALS: The Party making the representation has the power and authority to execute and deliver this Agreement and to consummate the transaction contemplated in this Agreement. This Agreement constitutes a valid and binding obligation of the Party making the representation, enforceable against it in accordance with the terms hereof, and no other act, approval or proceeding on its part is required to authorize the execution and delivery of this Agreement or the consummation of the transaction contemplated hereunder. This Agreement (and all closing documents) are executed by appropriate officials having full authority to execute and deliver such documents on behalf of the Party making the representation.

         (c) IMPEDIMENTS TO CONSUMMATION OF AGREEMENT: This Agreement, and the execution and delivery hereof by the representing and warranting Party, do not, and the consummation of the transaction contemplated hereunder will not, violate any provision of, or constitute a default under, the charter, articles, or by-laws of such Party or any law or regulation to which it is subject, or any provision of any agreement, indenture, mortgage, lien, lease, instrument, order, arbitration award, judgment, or decree to which it is a Party or by which it or any of its assets or properties is bound.

         (d) BANKRUPTCY: There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated or threatened against the Party making the representation.

         (e) MMS APPROVAL: The Party making this representation is not aware of the existence of any fact or condition that may cause the MMS to withhold unconditional approval, to the extent MMS approval is required under applicable law, of the transfer of the Oil & Gas Interests from SELLER to PURCHASER.

5.2 SELLER'S REPRESENTATIONS & WARRANTIES: SELLER represents and warrants to PURCHASER, that as of the date of this Agreement, the Effective Time and the Closing:

         (a) PERMITS: All material permits affecting the Oil & Gas Interests have been made available to PURCHASER and are being transferred to PURCHASER in this transaction, but only to the extent transferable.

         (b) COMPLIANCE WITH LAWS: To SELLER's Knowledge, SELLER has not violated any applicable laws or statutes, or any applicable regulations, rules or orders promulgated by the Federal Energy Regulatory Commission, the MMS or any other federal or state regulatory agency, or any of their predecessor agencies, which might materially and adversely affect the value to PURCHASER of the Oil & Gas Interests, or the production therefrom.

         (c) PREFERENTIAL PURCHASE RIGHTS AND CONSENTS TO ASSIGNMENT: The Oil & Gas Interests are not subject to any agreements containing preferential purchase rights or consent to assignment provisions that must be complied with prior to the assignment of the Oil & Gas Interests to PURCHASER.

         (d) LITIGATION: Except for suits claiming monetary damages for personal injury for which Seller is retaining liability, there is neither any claim, suit, action, or other proceeding pending before any court or governmental agency nor, to SELLER's Knowledge, any claim, dispute, suit, action, investigation or other proceeding threatened against the Oil & Gas Interests or against SELLER or any Affiliate of SELLER relating to the Oil & Gas Interests.

         (e) TAXES: To SELLER's Knowledge, all ad valorem, property, production, excise, severance, windfall profit and similar taxes and assessments payable with respect to the Oil & Gas Interests and based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom have been and will be timely paid in all respects.

         (f) LEASES AND WELLS: To SELLER's Knowledge, (i) SELLER is not in material default under any of the terms and provisions of any of the Leases or under any agreement to which the same are subject; (ii) all royalties, rentals, and other payments due thereunder by SELLER have been timely and properly paid in full on or before the due dates thereof; (iii) all of the wells on Schedule 2.1.3 have been drilled, completed, and operated (some of which have been plugged and abandoned) within the boundaries of the Leases or Oil & Gas Interests or within the limits otherwise permitted by contract, pooling, or unit agreement, and by law and in compliance with all applicable rules, regulations, permits, judgments, orders and decrees of any court or the federal and state regulatory authorities having jurisdiction thereof; and (iv) to SELLER'S Knowledge, the wells listed on Schedule 2.1.3 are the only wells drilled on the Leases by SELLER, Shell Oil Company or their Affiliates.

         (g) MARKETING: Except as set forth on Schedule 5.2(g), no amount of SELLER's hydrocarbons produced from the Oil

                  & Gas Interests and marketed by others is subject to a sales or processing contract (except for contracts terminable without penalty by SELLER on not more than 30 days notice), and no person has any call upon, option to purchase or similar rights under any agreement with respect to the Oil & Gas Interests or to the production therefrom. SELLER has not in any respect collected, nor will SELLER in any respect collect, any proceeds from the sale of hydrocarbons produced from the Oil & Gas Interests that are subject to refund by PURCHASER. SELLER has not been nor will SELLER be obligated by virtue of any prepayment made under any gas transportation, production sales contract or any other contract containing a "take or pay" clause, or under any gas balancing, deferred production or similar arrangement to deliver oil, gas or other minerals produced from or allocated to any of the Oil & Gas Interests at some future time without receiving full payment therefor at the time of delivery.

         (h)      CONTRACT RIGHTS: To SELLER's Knowledge, except as disclosed on
                  Schedule 5.2(h), with respect to the Contract Rights: (i) all Contract Rights which have not previously expired or been terminated by mutual agreement are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and by general equitable principles; (ii) SELLER is not in material breach or default with respect to any of its obligations under any Contract Right; and (iii) neither SELLER nor any other party to any Contract Right has given or threatened to give notice of any action to terminate, cancel, rescind, or procure a judicial reformation of any Contract Right or any provision thereof and
                  (iv) except as set forth on Schedule 5.2(h)(a) and the Excluded Property shown on Exhibit "3," SELLER owns all material assets dedicated to or utilized by SELLER on the Leases and will transfer same to PURCHASER. All Contract Rights are identified in Schedule 2.1.6.

         (i) ENVIRONMENTAL MATTERS: To SELLER's Knowledge, except as disclosed on Schedule 5.2(i): (i) SELLER has obtained all permits, licenses, and other authorizations that are required under federal, state, and local laws with respect to pollution or protection of the environment relating to the Oil & Gas Interests, including laws relating to actual or threatened emissions, discharges, or releases of pollutants, contaminants, or hazardous substances, or other toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants of hazardous substances, or other toxic materials or wastes ("Environmental Laws"); and (ii) no written notice has been received addressed to SELLER from a third party or governmental agency of any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans that may interfere or prevent continued compliance, or that may give rise to any material liability, or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation, based on or related to the processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous substance or other toxic material or waste from or attributable to any Oil & Gas Interest.

         (j) SELLER'S Working Interest and Net Revenue Interest in each of the Leases are as shown on Exhibit "1" and for purposes of SELLER'S warranty, as set forth above in Section 3.1, SELLER warrants that SELLER is delivering the Working Interest and Net Revenue Interest reflected on Exhibit "1".

         (k) There are no overriding royalty, production payments, net profit interests or other revenue burdens on the Leases other than the royalty due the MMS under each of the Leases.

         (1) SELLER has provided to PURCHASER all daily production reports and daily down time reports for the time period from Effective Time to Closing covering the Oil & Gas Interests.

         (m) Except for personal employee files and other information that would reasonably be considered as confidential or proprietary, to SELLER'S Knowledge, all technical, contract, legal, land, production, well and other files specific to the Oil & Gas Interests, necessary and material for a proper evaluation of the Oil & Gas Interests, and currently in the possession of SELLER or its Affiliates, has been made available to PURCHASER for their review.

5.3 PURCHASER'S REPRESENTATIONS & WARRANTIES: PURCHASER represents and warrants to SELLER, that as of the date of this Agreement, the Effective Time and the Closing:

         (a) RECEIPT OF DATA: Based upon SELLER's representation made herein in Section 5.2(m) above, PURCHASER represents that it has had the opportunity to perform due diligence on the Oil & Gas Interests that PURCHASER wishes to purchase, which include physical inspection(s), environmental assessment(s), reviewing well data and other files and performing all of PURCHASER's necessary tasks involved in evaluating the Oil & Gas Interests.

         (b) INDEPENDENT EVALUATION: Based upon SELLER's representation made herein in Section 5.2(m) above, PURCHASER represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as SELLER and that it has had access to the Oil & Gas

                  Interests, the officers and employees of SELLER, and the books, records and files of SELLER relating to the Oil & Gas Interests. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, PURCHASER has relied solely on its own independent due diligence investigation of the Oil & Gas Interests and upon the representations and warranties made in Section 5 of this Agreement. ACCORDINGLY, PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATIONS OR WARRANTY (OTHER THAN THOSE EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN SECTION 5 OF THIS AGREEMENT), EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE OIL & GAS INTERESTS.

             (c) NO SECURITIES DISTRIBUTION: PURCHASER represents to SELLER that PURCHASER intends to acquire the Oil & Gas Interests for PURCHASER's own benefit and account and that PURCHASER IS not acquiring such interests with the intent of distributing fractional undivided interests in the Oil & Gas Interests that would be subject to regulation by federal or state securities law, and that if, in the future, PURCHASER should sell or otherwise dispose of the Oil & Gas Interests in any manner that would be subject to securities regulation, PURCHASER will fully comply with all federal and state securities laws.

5.4 SURVIVAL OF REPRESENTATIONS & WARRANTIES: All of the representations, warranties, indemnities and agreements of or by the Parties to this Agreement shall survive the Closing of this transaction as provided herein and shall not merge into the conveyancing documents.

                  SECTION 6 - ACCOUNTING FOR REVENUE & EXPENSES

6.1 ADJUSTMENTS: Anything herein to the contrary notwithstanding, all hydrocarbon production revenues and expenses (including without limitation, Lease rental or maintenance expenses, capital expenditures or prepaid charges and royalties, overriding royalties, and other payments out of production, but excluding all noncash charges attributable to depletion, depreciation, bad debt losses, lease abandonment, etc.), produced from or attributable to any part of Oil & Gas Interests and relating to the period prior to the Effective Time, shall be owned by and borne by SELLER ("SELLER Amounts") and all similar hydrocarbon production revenues and expenses, produced from or attributable to the Oil & Gas Interests conveyed by SELLER to PURCHASER pursuant to this Agreement which relate to the period after the Effective Time, shall be owned by and borne by PURCHASER ("PURCHASER Amounts"). The Purchase Price shall be adjusted based on the PURCHASER Amounts and SELLER Amounts specified in the Financial Closing Document submitted by SELLER at Closing, which is attached hereto as Exhibit "4." All other SELLER Amounts or PURCHASER Amounts not specifically set forth on the Financial Closing Document shall be handled in accordance with Section 6.1.1.

         6.1.1    FINAL ACCOUNTING:

         (a) SELLER and PURCHASER shall use their best efforts to accomplish a single final accounting and cash adjustment for the period before and after the Effective Time no later than one hundred twenty (120) days after Closing to accomplish the purposes of Section 6.1 and of this Agreement ("Final Accounting"). SELLER shall prepare the Final Accounting and submit same to PURCHASER for acceptance. To the extent reasonably required by SELLER, PURCHASER shall assist in the preparation of the Final Accounting. PURCHASER shall have the right to audit the Final Accounting. The Parties' failure to complete the Final Accounting shall not constitute a waiver of the right to receive any amount otherwise due. The Final Accounting shall become final and binding upon the Parties and payable one hundred twenty (120) days after receipt thereof by PURCHASER (the "Final Accounting Date") unless PURCHASER gives written notice of its desire to audit or of its disagreement (an "Accounting Notice") to SELLER prior to such date. Time is of the essence with respect to the Accounting Notice. Any Accounting Notice which sets out a disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If an Accounting Notice is received by SELLER in a timely manner, then, following any requested audit, the Final Accounting (as revised in accordance with clause (i) or (ii) below) shall become final and binding on the Parties and any amounts due shall be payable by the earlier of thirty (30) days after (i) the date SELLER and PURCHASER agree in writing with respect to all matters as to which there are disagreements or (ii) the date on which the Arbitrator (as hereinafter defined) issues its decision.

         (b) During the one hundred twenty (120) days following the date of receipt by SELLER of an Accounting Notice which requests an audit, SELLER shall make available the necessary records to permit the audit and SELLER and PURCHASER shall attempt (in good faith) to resolve in writing any differences that they may have with respect to all matters specified in the Accounting Notice or discovered in the audit. If, at the end of the one hundred twenty (120) day period, SELLER and PURCHASER have not reached agreement on such matters, pursuant to the arbitration provision of this Agreement and this Section, the matters that remain in dispute shall be submitted to an arbitrator (the "Arbitrator") for review and final binding resolution. The Arbitrator shall be a member of a recognized independent public accounting firm and shall be agreed upon by SELLER and PURCHASER in writing. All determinations and adjustments with respect to allocating items to the period before or after the Effective Time shall be in accordance with generally accepted accounting principles, consistently applied. The Arbitrator shall render a decision resolving the matters in dispute within fifteen
                  (15) days following their submission to the Arbitrator.

         (c) If SELLER or PURCHASER receive any proceeds or pay any additional expenses for or on behalf of the other Party (in the case of PURCHASER, SELLER Amounts, and in the case of SELLER, PURCHASER Amounts), they shall promptly invoice the other Party for such expenses (who shall promptly pay such invoice) or remit to the other Party the proceeds received (to the extent such amounts had not been previously accounted for in the Final Accounting).

         6.1.2 NOTICE TO REMITTERS OF PROCEEDS: After the Closing, PURCHASER shall inform the remitters to pay PURCHASER, to the extent practical, the revenues after the Effective Time. To the extent that any remitter pays revenues to the incorrect Party, that Party shall promptly remit such revenues (without interest) to the correct Party.

6.2 ALLOCATION OF TAX LIABILITIES: All taxes (except state or federal income taxes) pertaining to the Oil & Gas Interests or production from the Oil & Gas Interests and similar obligations ("Taxes") are SELLER's responsibility where attributable to the period prior to the Effective Time and PURCHASER's responsibility where attributable to the period after the Effective Time (regardless of when assessed on the Oil & Gas Interests). To the extent possible, amounts relating to Taxes shall be included in the Final Accounting. Each Party shall be responsible for its own state or federal income taxes or franchise taxes. After the Effective Time, each Party shall supply the other Party all information and documents reasonably necessary to comply with tax and financial reporting requirements and audits.

6.3 PURCHASER'S REPRESENTATION: For the purposes of this Section 6, EPL shall be the sole designated representative of Purchaser and all communications to or by the Purchaser shall be through such designated representative.

               SECTION 7 - SELLER'S AND PURCHASER'S OBLIGATIONS

7.1      PURCHASER'S ASSUMED OBLIGATIONS: After the Closing, but subject to
         Section 2.3.1 and Section 2.5, PURCHASER shall assume and perform all of the rights, duties, obligations and liabilities of ownership and operation of the Oil & Gas Interests, as follows:

         (a) The express and implied obligations, conditions and covenants under the terms of each Lease or the contracts described in
                  Schedule 2.1.6 to which the Oil & Gas Interests are subject;
                  and

         (b) Responsibility for compliance with all applicable laws, regulations, ordinances, rules and orders and the procurement and maintenance of all permits and bonds required by governmental authorities relating to the Oil & Gas Interests and which accrue after the Closing; and

         (c) Subject to Section 4.3 hereof, responsibility for royalties, rentals, shut-in payments (if any) to which the Oil & Gas Interests are subject and which are attributable to the period after the Effective Time; and

         (d) All other obligations assumed by PURCHASER under the terms of this Agreement or otherwise as lessee and operator of the Lease(s).

7.2 PLUGGING AND ABANDONMENT OF WELLS, REMOVAL OF FACILITIES: PURCHASER recognizes and specifically assumes SELLER's obligations with respect to the Oil & Gas Interests to:

                  (i) properly plug and abandon (or replug) any and all oil, gas or condensate wellbore(s) (whether producing or abandoned or plugged prior to or after the Effective Time), water source, water injection and other injection and disposal wells and systems located on each Lease (or lands pooled with a Lease); and

                  (ii) properly remove and dispose of all structures, equipment and facilities, including but not limited to, platforms, templates, pipelines, and all flowlines; and

                  (iii) restore each Lease and wellsite(s) associated with the Oil & Gas Interests;

         all in accordance with the rules, regulations, and requirements of any governmental authority having jurisdiction thereof, and in accordance with all obligations, express or implied, in any contract assumed by PURCHASER, whether or not any such obligations arise prior to or after the Effective Time. PURCHASER agrees to pay all costs and expenses associated with any such plugging and abandoning, removal, or restoration.

               SECTION 8 - DISCLAIMER OF WARRANTY/INDEMNIFICATION

8.1 SALE "AS IS" "WHERE IS": PURCHASER REPRESENTS THAT IT HAS INSPECTED THE OIL & GAS INTERESTS AND ACCEPTED THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN "AS IS-WHERE IS"

         BASIS SUBJECT TO THE TERMS OF THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER RELEASES SELLER FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE OIL & GAS INTERESTS AT THE EFFECTIVE TIME WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO SELLER'S NEGLIGENCE, FAULT, OR STRICT LIABILITY, AND WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLER'S OWNERSHIP OF THE OIL & GAS INTERESTS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES BEFORE OR AT THE EFFECTIVE TIME. WITHOUT LIMITING THE ABOVE, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER WAIVES ANY RIGHT TO RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES SELLER AND SUBJECT TO, AND AS PROVIDED IN, THIS AGREEMENT, AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, (INCLUDING WITHOUT LIMITATION, ATTORNEYS' FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE OIL & GAS INTERESTS AT THE EFFECTIVE TIME OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTION 9601 et. seq.), THE
         RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C.

         SECTION 6901. et. seq.), THE CLEAN WATER ACT (33 U.S.C. SECTIONS 466 et. seq.) THE SAFE DRINKING NG WATER ACT (14 U.S.C. SECTIONS 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C.
         SECTION 7401 et. seq.) AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, WHETHER OR NOT ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLER's OWNERSHIP OF THE OIL & GAS INTERESTS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES AT OR PRIOR TO THE EFFECTIVE TIME, AND WHETHER OR NOT ATTRIBUTABLE TO THE STRICT LIABILITY OF SELLER OR THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF SELLER, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER PRIOR TO CLOSING.

8.2 DISCLAIMER REGARDING OIL & GAS INTERESTS: EXCEPT AS MAY BE OTHERWISE PROVIDED FOR IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE OIL & GAS INTERESTS (INCLUDING, WITHOUT LIMITATION (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR

         SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT AND (h) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS OR THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT) THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO PURCHASER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS PURCHASER
         DEEMS APPROPRIATE AND PURCHASER WILL ACCEPT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

8.3 DISCLAIMER REGARDING INFORMATION: EXCEPT AS MAY BE OTHERWISE SET FORTH IN THIS AGREEMENT, SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND PURCHASER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) NOW, HERETOFORE, OR HEREAFTER FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

8.4      INDEMNIFICATION:

         (a) PURCHASER shall indemnify, defend and hold harmless SELLER and its respective Affiliates, and SELLER's and each such Affiliate's directors, officers, employees, stockholders and agents, from and against any and all claims, liabilities, losses, causes of actions, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys'
                  fees) ("Losses") asserted against, resulting from, imposed upon or incurred by SELLER as a result of, or arising out of, the breach of any of the representations, warranties, covenants or agreements of PURCHASER contained in this Agreement or as a result of, or arising out of, PURCHASER'S ownership or operation after the Closing of the Oil & Gas Interests, including, but not limited to, the obligation to properly plug and abandon all wells now or hereafter located on any of the Oil & Gas Interests, or as a result of, or arising out of, any matter or circumstance relating to the Environmental Obligations assumed by PURCHASER pursuant to
                  Section 2.5.2, regardless in each case whether known or unknown, whether attributable to periods of time before or after the Effective Time or Closing, and regardless of the strict liability of SELLER or whether SELLER was or was alleged to have been negligent, including without limitation, the sole, joint or concurrent, active or passive negligence of SELLER, even if SELLER was or was alleged to have been grossly negligent or guilty of willful misconduct; provided, however, that PURCHASER shall have no obligation to indemnify SELLER and the other persons entitled to indemnification under this
                  Section 8.4(a) with respect to any matter to the extent SELLER is expressly indemnifying

                  PURCHASER for such matter pursuant to Section 8.4(b) of this Agreement.

         (b) SELLER shall indemnify, defend and hold harmless PURCHASER and its Affiliates, and each PURCHASER and their respective Affiliates, directors, officers, employees, stockholders and agents, from and against all Losses asserted against, resulting from, imposed upon or incurred by each PURCHASER or such other persons entitled to indemnification under this
                  Section 8.4(b), as a result of, or arising out of, (i) the breach of any of the representations, warranties, covenants or agreements of SELLER contained in this Agreement, (ii) the Excluded Assets, (iii) any matter or circumstance described in Sections 2.3.1 or in 2.5.3 and (iv) the breach of the limited title warranty in Section 3.1.

         (c) Notwithstanding anything to the contrary in this Agreement, the liability of SELLER and PURCHASER under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

                  (i) In no event shall any amounts be recovered from SELLER under Section 8.4(b) or otherwise for any breach of any representation or warranty of SELLER set forth in Section 5 for which a written notice of claim specifying in reasonable detail the specific nature of the Losses and the estimated amount of such Losses ("Claim Notice") is not delivered to SELLER prior to the close of business on December 23, 1999 at 5:00 p.m., local time, and the indemnity obligation of SELLER in Section 8.4(b) with respect to such representations and warranties shall terminate on said date; provided however, that the indemnity obligation of SELLER with respect to the Excluded Assets, the matters identified in Section 2.3.1, Sections 2.5.3 and 5.2 and the special title warranty in Section 3.1, shall survive in each case without limitation as to time.

                  (ii) Except as set forth above, the representations and warranties of the Parties set forth in this Agreement shall survive the Closing for a period of 18 months and all representations and warranties of the Parties under this Agreement shall terminate at 5:00 p.m., local time in New Orleans, Louisiana, on December 23, 1999; provided, however, that any such representation or warranty that is the subject of a Claim Notice delivered in good faith in compliance with the requirements of
                           Section 8.4(d) shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (A) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution.



                  (iii) Notwithstanding anything to the contrary herein, in no event shall SELLER indemnify PURCHASER or any other person, or be otherwise liable in any way whatsoever to PURCHASER or any other person, for any Losses arising from the breach of a representation or warranty of SELLER in excess of an amount equal to the Purchase Price; provided further that in the event of an arbitrator's award equal to fifty percent or more of the Purchase Price (excluding interest), SELLER shall have the option to satisfy said award by electing to return the Purchase Price in full (including interest, and as adjusted for all [proceeds of productions received by Purchaser and attributable to the Oil & Gas Interests and all operating and capital costs and other expenses and costs associated with the operation of the Oil & Gas Interests] between the Effective Time and the date of such rescission) in exchange for a reassignment by PURCHASER to SELLER of the Oil & Gas Interests.

Except as set forth hereinbelow, no amount shall be recovered from any Party for the breach or untruth of any representations or warranties of the other Party, or for any other matter, to the extent that the Party claiming a Loss as a result thereof had actual knowledge of such breach, untruth or other matter at or prior to the Closing, nor shall PURCHASER be entitled to rescission or reduction of price with respect to any such matter. The Parties specifically agree that this provision does not apply to the representations and warranties contained in Paragraphs 5.2(j) and (k).

                  (d) All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this
                           Section 8.4(d). Any person claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party's ability to defend against the Losses is not prejudiced. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party
                           (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party). In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party, and no claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party, unless such settlement or compromise entails a full and unconditional release of the Indemnified Party without any admission or finding of fault or liability.

8.5 LIMITATION OF LIABILITY: Neither party shall be liable to the other under any circumstances for consequential, exemplary, punitive, or indirect damage of any kind or nature, under any theory of tort, contract, or equity or indemnity, and each party expressly releases the other therefrom.

                      SECTION 9 - ADMINISTRATIVE PROVISIONS

9.1 EXPENSES OF SALE: Except as otherwise specifically provided herein, each Party to this Agreement shall pay its own expenses (including without limitation, the fees and expenses of their respective agents, brokers, representatives, counsel and accountants) with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions under this Agreement.

9.2 THIRD PARTY RIGHTS: Except as to those indemnity obligations owed to the indemnified entities or persons listed in Section 8 hereof, notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any person who is not a Party to this Agreement (including without limitation, any broker or finder, creditor or other person), and this Agreement shall be effective only as between the Parties hereto, their successors and permitted assigns.

9.3 FURTHER ACTIONS: PURCHASER and SELLER further agree that each will, from time to time and upon reasonable request, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and take such other action as may be necessary, or advisable, to carry out their obligations under this Agreement. Furthermore, SELLER agrees to take such other actions as may be necessary to reacquire any and all overriding royalty interests it may have created so that same may be conveyed to PURCHASER hereunder and furthermore agrees to obtain a release of or a bond covering any lien or encumbrance created by SELLER or placed against the Oil & Gas Interests.

9.4 ASSIGNMENT: Prior to Closing, neither Party shall assign the Asset Purchase Agreement or any of its rights or obligations under said agreement without obtaining the prior written consent of the other Party, and any purported assignment by any Party without the prior written consent of the other Party shall be void. The Asset Purchase Agreement and its respective covenants shall be referenced in any assignment affecting the Oil & Gas Interests.

9.5 NOTICES: Any notice provided or permitted to be given under this Agreement shall be in writing, and may be sent by personal delivery, facsimile machine or by depositing same in the United States Mail, addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notices deposited in the mail in the manner hereinabove described shall be deemed to have been given and received upon the date of delivery as shown on the return receipt (or upon the date of attempted delivery where delivery is refused). Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means), and when delivered and receipted for, if hand-delivered, sent by express courier or delivery service.

For purposes of notice, the addresses of the Parties shall be as follows:


EXPRESS MAIL                            REGULAR MAIL
Shell Offshore Inc.                     Shell Offshore Inc.
ATTN: Contracts Manager                 ATTN: Contracts Manager
701 Poydras Street                      P.O. Box 61933
New Orleans, LA 70139                   New Orleans, LA 70161
Telephone - (504) 728-6704
Facsimile - (504) 728-0399

Shell Oil & Gas Investment              Shell Oil & Gas Investment
   Limited Partnership                     Limited Partnership
c/o Shell Offshore Inc.                 c/o Shell Offshore Inc.
ATTN: Contracts Manager                 P.O. Box 61933
701 Poydras Street                      New Orleans, LA 70161
New Orleans, LA 70139
Telephone - (504) 728-6704
Facsimile - (504) 728-0399

Shell Consolidated Energy               Shell Consolidated Energy
   Resources Inc.                          Resources Inc.
c/o Shell Offshore Inc.                 c/o Shell Offshore Inc.
ATTN: Contracts Manager                 P.O. Box 61933
701 Poydras Street                      New Orleans, LA 70161
New Orleans, LA 70139
Telephone - (504) 728-6704
Facsimile - (504) 728-0399

Shell Frontier Oil & Gas Inc.           Shell Frontier Oil & Gas Inc.
c/o Shell Offshore Inc.                 c/o Shell Offshore Inc.
ATTN: Contracts Manager                 P.O. Box 61933
701 Poydras Street                      New Orleans, LA 70161
New Orleans, LA 70139
Telephone - (504) 728-6704
Facsimile - (504) 728-0399

EXPRESS MAIL and REGULAR MAIL
                      PURCHASER
Energy Partners, Ltd.
ATTN: Richard A. Bachmann
1100 Poydras Street
Suite 1850
New Orleans, LA 70163-1850
Telephone - (504) 569-1875
Facsimile - (504) 569-1874

         Union Oil Company of
            California
         ATTN: Land Manager
         14141 Southwest Freeway
         Sugar Land, TX 77478
         Telephone - (281) 491-7600
         Facsimile - (281) 287-7388

         or at such other address and number as either Party shall have previously designated by written notice given to the other Party in the manner hereinabove set forth.

9.6 PUBLIC ANNOUNCEMENTS: The Parties agree that prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the Party desiring to make such public announcement or statement shall obtain the written approval of the other Party to the text of such announcement or statement, which approval may be withheld for any reason. To the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction, or necessary to comply with disclosure requirements of applicable securities laws or any applicable stock exchanges, a Party may disclose pertinent information; however, it shall not do so until giving the other Party at least forty eight
         (48) hours notice to comment on the content thereof.

9.7 TIME LIMITS: Time is of the essence in this Agreement and all time limits shall be strictly construed and enforced. The failure or delay of any Party in the enforcement of the rights granted under this Agreement shall not constitute a waiver of said rights nor shall it be considered as a basis for estoppel. Except as otherwise limited by the time limits contained in this Agreement, such Party may exercise its rights under this Agreement despite any delay or failure to enforce the rights when the right or obligation arose.

9.8 COMPLIANCE WITH LAWS & REGULATIONS: This Agreement, and all operations conducted by the Parties pursuant to this Agreement, are expressly subject to and shall comply with all laws, orders, rules and regulations of any federal, state or local governmental authority having jurisdiction. No Party shall suffer a forfeiture or be liable in damages for failure to comply with any of the provisions of this Agreement if such compliance is prevented or if such failure results from compliance with any applicable law, order, rule or regulation.

9.9 APPLICABLE LAW: THE PROVISIONS OF THIS AGREEMENT AND THE RELATIONSHIP OF THE PARTIES SHALL BE GOVERNED AND INTERPRETED ACCORDING TO THE LAWS OF THE STATE OF LOUISIANA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

9.10 ARBITRATION: Any controversy or claim ("Claim"), whether based on contract, tort, statute or other legal or equitable theory arising out of or related to the breach of one or more of the warranties and representations made in this Agreement, or as a result of any other matters which may give rise to a liability with respect to this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration (the "Rules"), and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16, to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

         The arbitration shall be held in New Orleans, Louisiana.

         There shall three arbitrators, one selected by SELLER, one by PURCHASER and the third mutually agreeable to the Parties. In the event, the Parties cannot agree on an arbitrator, the arbitrator shall be selected in accordance with the Rules.

         The arbitrator shall determine the Claims of the Parties and render a final award in accordance with the substantive law of the State of Louisiana, excluding the conflicts provisions of such law. The arbitrator shall set forth the reasons for the award in writing. All statutes of limitations and defenses based upon passage of time applicable to any Claim (including any counterclaim or set off) shall be interrupted by the filing of the arbitration and suspended while the arbitration is pending.

         The obligation to arbitrate any Claim shall extend to the successors, assigns and third party beneficiaries of the Parties. The Parties shall use their best efforts to cause the obligation to arbitrate any Claim to extend to any officer, director, employee, shareholder, agent, trustee, affiliate, or subsidiary. The terms hereof shall not limit any obligations of a Party to defend, indemnify, or hold harmless another Party against court proceedings or other Claims, losses, damages or expenses.

         The arbitrator shall order the Parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a Party, to produce other relevant documents, to answer interrogatories, to respond to requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed and all other persons within such Party's control. Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrator upon finding good cause.

         Each Party shall bear its own costs, expenses and attorney's fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses, and attorney's fees in connection with such court proceeding.

         In order to prevent irreparable harm, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of an arbitrator a Party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court ordered relief shall not continue more than 10 days after the appointment of the arbitrator and in no event for longer than 60 days.

         The cost of the arbitrator shall be shared equally by all parties.

9.11 SEVERANCE OF INVALID PROVISIONS: In case of a conflict between the provisions of this Agreement and the provisions of any applicable laws or regulations, the provisions of the laws or regulations shall govern over the provisions of this Agreement. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provision eliminated.

9.12 CONSTRUCTION & INTERPRETATION: The interpretation and construction of the terms of this Agreement will be governed by the following conventions:

         9.12.1 HEADINGS FOR CONVENIENCE: Except for the definition headings, all the table of contents, captions, numbering sequences, and paragraph headings used in this Agreement are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part thereof, nor have any legal effect other than to aid a reasonable interpretation of this Agreement.

         9.12.2 GENDER & NUMBER: The use of pronouns in whatever gender or number shall be deemed to be a proper reference to the Parties to this Agreement though the Parties may be individuals, business entities or groups thereof. Any necessary grammatical changes required to make the provisions of this Agreement refer to the correct gender or number shall in all instances be assumed as though each case was fully expressed.

         9.12.3 INDEPENDENT REPRESENTATION: Each Party has had the benefit of independent representation with respect to the subject matter of this Agreement. This Agreement, though drawn by one Party, shall be construed fairly and reasonably and not more strictly against one Party than another.

9.13 INTEGRATED AGREEMENT: This Agreement, the Exhibits and Schedules attached and incorporated herein, and the instruments delivered at or in connection with the Closing hereunder ("Closing Documents") contain the final and entire agreement of the Parties with respect to the subject matter of this contract. There are no representations, warranties or promises, oral or written, between the Parties other than those included in this Agreement or in any Closing Document. Upon execution of this Agreement by all Parties, this Agreement shall supersede and replace all previous negotiations, understandings or promises, whether written or oral, relative to the subject of this Agreement. Each of the Parties acknowledges that no other Party has made any promise, representation or warranty that is not expressly stated in this Agreement or in any Closing Document. This Agreement shall not be modified or changed (nor any provision of this Agreement waived) except by a written amendment signed by all the Parties. This Agreement is entire as to all the performances to be rendered under it, and breach of any provision shall constitute a breach of the entire Agreement. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party's rights under this Agreement at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

9.14 BINDING EFFECT: This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

9.15 MULTIPLE COUNTERPARTS: This Agreement may be executed by signing the original or a counterpart hereof. If this Agreement is executed in multiple counterparts, each counterpart shall be deemed an original, and all of which when taken together shall constitute but one and the same agreement with the same effect as if all Parties had signed the same instrument.

9.16 FAIR NOTICE DISCLOSURE STATEMENT: PURCHASER'S ATTENTION IS DIRECTED TO CERTAIN PROVISIONS OF THIS AGREEMENT WHICH REQUIRE PURCHASER TO DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS IRRESPECTIVE OF THE STRICT LIABILITY OF SELLER OR THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OF SELLER, AND IN SOME CASES THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER.

9.17 CALL ON PRODUCTION: If PURCHASER elects to sell oil or other hydrocarbons produced from the Leases, SELLER reserves and shall have the ongoing right and option, but not the obligation for a period of five (5) years from the Effective Time, to purchase same at the wellhead. SELLER will be responsible for all costs to move the oil onshore. Payment shall be based on the delivery gravity and average daily quantities produced during the month. The price will be the highest of the following daily postings in effect each day during the calendar month of delivery:

         -        Mobil La. Gulf Coast (onshore)

         -        EXXON's Louisiana - South Louisiana Sweet

         -        Amoco's Louisiana - South Louisiana Sweet

         -        Koch's South Louisiana Sweet

         -        Chevron's South Louisiana Sweet (onshore)

         -        Equiline's Bay Marchand

         In the event that less than two of the above companies post a reference Louisiana posting price for crude oil of like quality and gravity, SELLER shall pay PURCHASER a mutually agreed upon price which represents the reasonable value of the crude oil at the well.

         If PURCHASER receives from a responsible third party a bona fide offer to purchase oil, PURCHASER shall furnish SELLER a copy of this offer as written on letterhead of the third party offeror, SELLER shall then have five (5) business days from receipt thereof to either waive its right to or elect to purchase, as applicable, on terms equivalent to those offered to PURCHASER. Failure to timely reply to such notice shall be construed as a waiver. Once waived, the preferential right provided herein shall not be enforceable for the term of the PURCHASER-third party contract if PURCHASER accepts said third party offer. However, the term of any such PURCHASER-third party contract shall be no longer than twelve months in duration. At the end of each twelve month term, SELLER shall have the option to purchase the oil on terms equivalent to those offered to PURCHASER. This Call on Production option will terminate upon the SELLER's second waiver to purchase such oil under the terms and conditions of a responsible third party bona fide offer.

         IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.


WITNESSES                                    SHELL OFFSHORE INC.


                                             By: /s/ K. R. SISSELL
------------------------------------            --------------------------------
                                                  K. R. Sissell
                                                  Attorney-in-Fact



------------------------------------


                                             SHELL OIL & GAS INVESTMENT LIMITED
                                             PARTNERSHIP


                                             By: /s/ K. R. SISSELL
------------------------------------            --------------------------------
                                                  K. R. Sissell
                                                  Attorney-in-Fact for
                                                  Shell Offshore Inc., as
                                                  Managing General Partner



------------------------------------


                                             SHELL CONSOLIDATED ENERGY RESOURCES
                                             INC.


                                             By: /s/ K. R. SISSELL
------------------------------------            --------------------------------
                                                  K. R. Sissell
                                                  Attorney-in-Fact



------------------------------------

                                             SHELL FRONTIER OIL & GAS INC.


                                             By: /s/ K. R. SISSELL
------------------------------------            --------------------------------
                                                  K. R. Sissell
                                                  Attorney-in-Fact



------------------------------------


                                             ENERGY PARTNERS, LTD.


                                             By: /s/ RICHARD A. BACHMANN
------------------------------------            --------------------------------
                                                  Richard A. Bachmann
                                                  President



------------------------------------


                                             UNION OIL COMPANY OF CALIFORNIA


                                             By: /s/ ROBERT C. GNAGY
------------------------------------            --------------------------------
                                                  Robert C. Gnagy
                                                  Attorney-in-Fact



------------------------------------

STATE OF LOUISIANA
PARISH OF ORLEANS

     BEFORE ME, the undersigned Notary Public, on this day personally appeared
K. R. SISSELL, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he, being fully authorized to do so, executed and delivered the same as Attorney-in-Fact for Shell Offshore Inc., a Delaware corporation, on the day and year therein mentioned and as the act and deed of said corporation, for the purpose and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL OFFICE, this 23rd day of June, 1998.


                                              /s/ CYNTHIA A. NICHOLSON
                                              ----------------------------------
                                              Notary Public

My Commission is for life.                                [STAMP]


STATE OF LOUISIANA
PARISH OF ORLEANS

     BEFORE ME, the undersigned Notary Public, on this day personally appeared
K. R. SISSELL, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he, being fully authorized to do so, executed and delivered the same as Attorney-in-Fact for Shell Offshore Inc., as Managing General Partner of Shell Oil & Gas Investment Limited Partnership, a Delaware limited partnership, on the day and year therein mentioned and as the act and deed of said partnership, for the purpose and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 23rd day of June, 1998.

                                              /s/ CYNTHIA A. NICHOLSON
                                              ----------------------------------
                                              Notary Public

My Commission is for life.                                [STAMP]

STATE OF LOUISIANA
PARISH OF ORLEANS

     BEFORE ME, the undersigned Notary Public, on this day personally appeared
K. R. SISSELL, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he, being fully authorized to do so, executed and delivered the same as Attorney-in-Fact for Shell Consolidated Energy Resources Inc., a Delaware corporation, on the day and year therein mentioned and as the act and deed of said corporation, for the purpose and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 23rd day of June, 1998.

                                              /s/ CYNTHIA A. NICHOLSON
                                              ----------------------------------
                                              Notary Public

My Commission is for life.                                [STAMP]


STATE OF LOUISIANA
PARISH OF ORLEANS

     BEFORE ME, the undersigned Notary Public, on this day personally appeared
K. R. SISSELL, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he, being fully authorized to do so, executed and delivered the same as Attorney-in-Fact for Shell Frontier Oil & Gas Inc., a Delaware corporation, on the day and year therein mentioned and as the act and deed of said corporation, for the purpose and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 23rd day of June, 1998.

                                              /s/ CYNTHIA A. NICHOLSON
                                              ----------------------------------
                                              Notary Public

My Commission is for life.                                [STAMP]

STATE OF LOUISIANA
PARISH OF ORLEANS

     BEFORE ME, the undersigned Notary Public, on this day personally appeared RICHARD A. BACHMANN, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he, being fully authorized to do so, executed and delivered the same as the President of Energy Partners, Ltd., a Delaware corporation, on the day and year therein mentioned and as the act and deed of said corporation, for the purpose and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL OFFICE, this 23rd day of June, 1998.

                                              /s/ CYNTHIA A. NICHOLSON
                                              ----------------------------------
                                              Notary Public

My Commission is for life.                                [STAMP]


STATE OF LOUISIANA
PARISH OF ORLEANS

     BEFORE ME, the undersigned Notary Public, on this day personally appeared ROBERT C. GNAGY, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he, being fully authorized to do so, executed and delivered the same as the Attorney-in-Fact of Union Oil Company of California, a California corporation, on the day and year therein mentioned and as the act and deed of said corporation, for the purpose and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 23rd day of June, 1998.

                                              /s/ CYNTHIA A. NICHOLSON
                                              ----------------------------------
                                              Notary Public

My Commission is for life.                                [STAMP]